9800 Fredericksburg Road

San Antonio, Texas 78288

August 11, 2017

State Street Bank and Trust Company

Channel Center

1 Iron Street, CCB5

Boston, MA 02210

Attention:  Steven Smirnoudis, Vice President

Re:  USAA Mutual Funds Trust (Trust)

Ladies and Gentlemen:

Please be advised that the Trust has established a new series of shares to be known as the USAA Extended Market Index Fund.

In accordance with Section 18 of the Amended and Restated Custodian Agreement dated as of July 31, 2006, by and between USAA Mutual Funds Trust and State Street Bank and Trust Company (Custodian) (Custodian Agreement), the Trust hereby requests that the Custodian render services as custodian under the Custodian Agreement with respect to the USAA Extended Market Index Fund as provided in the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

USAA MUTUAL FUNDS TRUST

                      on behalf of:

USAA Extended Market Index Fund

By: /s/ James DeVries

Name:  James DeVries

Title:  Assistant Treasurer

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:        Andrew Erickson

Name:      Andrew Erickson

Title:        Executive Vice President

Effective Date:  August 16, 2017